As filed with the Securities and Exchange Commission on March 27, 2009.

Registration No. 333-150359

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GMX RESOURCES INC.

(Exact Name of Registrant as Specified in its Charter)

Oklahoma	73-1534474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9400 North Broadway, Suite 600

Oklahoma City, OK 73114

(405) 600-0711

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
James A. Merrill Chief Financial Officer GMX Resources Inc. 9400 North Broadway, Suite 600 Oklahoma City, Oklahoma 73114 (405) 600-0711	James W. Larimore, Esq. Crowe & Dunlevy, A Professional Corporation 20 North Broadway, Suite 1800 Oklahoma City, Oklahoma 73102 (405) 239-6643
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Termination of registration statement and deregistration of related securities that were not resold pursuant to the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

On April 21, 2008, GMX Resources Inc., an Oklahoma corporation (the “Company”), filed a registration statement on Form S-3, as amended, Registration Number 333-150359 (as so amended, the “Registration Statement”), with the Securities and Exchange Commission to register the resale by the selling securityholders named in the Registration Statement of $125,000,000.00 of the Company’s 5.00% Convertible Senior Notes due 2013 and 3,846,150 shares of Company common stock issuable upon conversion of such notes (such notes and common stock collectively, the “Securities”).

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Securities remaining unsold. The Company seeks to deregister the Securities because its obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the selling securityholders has expired. The Company hereby terminates the effectiveness of the Registration Statement and deregisters all of the Securities registered under the Registration Statement that were not resold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on March 26, 2009.

GMX RESOURCES INC. (Registrant)

By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons as of this 26th day of March, 2009, in the capacities set forth below:

Signatures	Title

/s/ Ken L. Kenworthy, Jr. Ken L. Kenworthy, Jr.	President and Director (Principal Executive Officer)

/s/ James A. Merrill James A. Merrill	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ T. J. Boismier T. J. Boismier	Director

/s/ Steven Craig Steven Craig	Director

/s/ Ken L. Kenworthy, Sr. Ken L. Kenworthy, Sr.	Director

/s/ Jon W. McHugh Jon W. McHugh	Director